Annual Incentive Bonus Program

Objective

The Annual Incentive Bonus Program provides annual rewards for achieving and exceeding overall corporate performance. As a result, eligible employees will share in the financial success of the Company.

Performance Measures

Performance measures are established each year for the Company and its operating entities and include revenue growth goals, operating profitability goals and/or goals related to strategic objectives, as determined by the board.

Targeted Base Salary Percentage

The targeted base salary percentage for bonus payment at three possible achievement levels (Threshold, Target and Superior) for each employment level within the Company shall be determined by the Company board, acting upon the recommendation of the Compensation Committee. If targeted percentages for any employment level shall be based on a range, then the percentage for each participating individual within such level shall be determined by the Compensation Committee or management, as appropriate. The targeted base salary percentages for each participating individual shall be promptly communicated to such individual.

Mix of the Payout

	Company	Entity/Entities
Company Employees	100%	n/a
Entity Employees	25%	75%

Safeguard

The company must meet or exceed one-half of the ROA threshold level before any bonus payment can be made.

Clawback

The Company will recover any excess bonus paid to any current or former executive officer if payment is based upon materially inaccurate financial statements.

Eligible Participants

Employees must work a minimum of 30 hours per week to be eligible for the bonus program.

Employees must be hired before October 1 of any year the plan is in effect to be eligible for the bonus program. All employees must be employed on the date of payout to receive their bonus.

If an employee is promoted before October 1 of any year the plan is in effect, then that employee will be eligible for the bonus percentage that is commensurate with their new position for that year.

If an employee transfers between entities or between the Company and an entity on or after July 1 of any year the plan is in effect, then that employee’s bonus will be calculated based on the performance of the entity or the Company that they were employed in prior to the transfer.

The entity President and the Company CEO may approve redistribution of bonus dollars to eligible participants within the entity or the Company as circumstances and individual performance warrant. Section 16 Officers are not eligible for any redistributed bonus dollars under this provision, however, bonus dollars may be adjusted downward as individual performance warrants.

Timing of Payment

The incentive bonus payments set forth in this plan will be paid annually. Target payout date is on or about March 15th each year. Actual timing of payments is at the discretion of the Board and management.

Approved: March 2015